EXHIBIT 14.1

MIRA QON CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

1. Purpose

Mira Qon Corporation (the “Company”) is committed to conducting its business honestly, ethically, and in compliance with applicable laws, rules, and regulations.

This Code of Business Conduct and Ethics (the “Code”) establishes the standards of conduct applicable to the Company's directors and executive officers, including the Chief Executive Officer and any officers responsible for financial reporting.

The purpose of this Code is to promote ethical business practices, responsible decision-making, accountability, and compliance with applicable legal and regulatory requirements.

2. Compliance with Laws and Regulations

Directors and executive officers must conduct Company business in compliance with applicable federal, state, and local laws, rules, and regulations.

No person acting on behalf of the Company may knowingly engage in unlawful, fraudulent, deceptive, or otherwise improper conduct in connection with Company business.

3. Honest and Ethical Conduct

Directors and executive officers are expected to act honestly, fairly, in good faith, and in the best interests of the Company.

They must exercise appropriate care and judgment in performing their duties and must not knowingly make false or misleading statements concerning the Company's business, operations, financial condition, or prospects.

4. Conflicts of Interest

A conflict of interest may arise when a person's personal, financial, or business interests interfere, or appear to interfere, with the interests of the Company.

Directors and executive officers must disclose actual or potential conflicts of interest to the Board of Directors or the person designated by the Board to address such matters.

Transactions involving directors, executive officers, or other related parties must be handled in accordance with applicable law and reviewed and approved through appropriate Company procedures when required.

No director or executive officer may use their position with the Company to obtain an improper personal benefit.

5. Confidentiality

Directors and executive officers must protect confidential and proprietary information obtained through their relationship with the Company.

Such information may include financial information, business plans, technical information, intellectual property, customer information, contracts, and other nonpublic Company information.

Confidential information may be used or disclosed only for authorized business purposes or as otherwise permitted or required by law.

The obligation to protect confidential information continues after a person's service to the Company ends, to the extent required by applicable law or contractual obligations.

6. Insider Trading

Directors and executive officers must comply with applicable securities laws and the Company's Insider Trading Policy, if adopted.

No person may purchase, sell, or otherwise transact in the Company's securities while aware of material nonpublic information in violation of applicable law or Company policy.

Directors and executive officers must not improperly disclose material nonpublic information to another person or use such information for personal benefit or the benefit of others.

7. Accurate Books and Records

The Company's books, records, accounts, and financial statements must accurately and fairly reflect its transactions and financial condition in reasonable detail.

All Company transactions must be recorded and documented in accordance with applicable legal requirements and accounting standards.

No director or executive officer may knowingly create, authorize, or maintain materially false or misleading entries in the Company's books and records.

Supporting documentation must be maintained as appropriate to support Company transactions and financial reporting.

8. Financial Reporting and Public Disclosures

Directors and executive officers involved in the preparation or review of the Company's financial statements and public disclosures must exercise reasonable care to ensure that such information is accurate and complete in all material respects.

No person may knowingly misrepresent a material fact or knowingly omit a material fact necessary to make a disclosure, in the circumstances in which it is made, not misleading.

Any concerns regarding accounting, financial reporting, internal controls, or public disclosures should be promptly brought to the attention of the Board of Directors or the appropriate person designated by the Board.

9. Protection of Company Assets

Directors and executive officers must protect the Company's assets and use them only for legitimate and authorized business purposes.

Company assets include cash, equipment, records, intellectual property, software, confidential information, and other resources owned or controlled by the Company.

Unauthorized use, misappropriation, or intentional misuse of Company assets is prohibited.

10. Fair Dealing

Directors and executive officers must deal fairly and honestly with investors, service providers, business partners, regulators, and other persons with whom the Company conducts business.

No person acting on behalf of the Company may engage in fraud, intentional misrepresentation, or other dishonest business practices.

11. Reporting Suspected Violations

Any director or executive officer who becomes aware of a suspected violation of this Code, applicable law, or other Company policies should promptly report the matter to the Board of Directors or a person designated by the Board.

Reports should be made in good faith and should provide sufficient information to permit appropriate review.

The Company will consider reports in a reasonable manner and take appropriate corrective action when warranted.

12. Non-Retaliation

The Company prohibits retaliation against any person who, in good faith, reports a suspected violation of this Code or applicable law or participates in an authorized investigation.

Any person who believes that retaliation has occurred should report the matter to the Board of Directors or a person designated by the Board.

Knowingly making a false allegation or intentionally providing false information may itself constitute a violation of this Code.

13. Waivers and Amendments

Any waiver of this Code for a director or executive officer must be reviewed and approved by the Board of Directors, to the extent permitted by applicable law.

Any waiver or amendment that is required to be publicly disclosed under applicable securities laws or regulations must be disclosed in accordance with those requirements.

The Company may amend this Code from time to time to reflect changes in its business, governance practices, or applicable legal requirements.

14. Adoption and Administration

This Code of Business Conduct and Ethics has been adopted by the Board of Directors of Mira Qon Corporation and applies to all directors and executive officers of the Company.

The Board of Directors is responsible for overseeing the administration of this Code, reviewing reported violations, and approving any amendments or waivers, subject to applicable law.

The Company may amend this Code from time to time as necessary to reflect changes in its business, governance practices, or applicable legal requirements.